Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-116232 of Prana Biotechnology Limited on Form F-3 of our report dated September 29, 2006, June 18, 2007, as to the effects of the restatement discussed in Note 28 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to going concern discussed in Note 1 and the restatement discussed in Note 28), appearing in this Annual Report on Form 20-F/A of Prana Biotechnology Limited for the year ended June 30, 2006.

/s/ Deloitte Touche Tohmatsu
DELOITTE TOUCHE TOHMATSU

Melbourne, Victoria, Australia
June 18, 2007